                                                                      EXHIBIT 12



                 CAPSTEAD MORTGAGE CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                          (IN THOUSANDS, EXCEPT RATIOS)
                                   (UNAUDITED)



(a) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (including CMO debt):

                                   NINE                              YEAR ENDED DECEMBER 31
                                MONTHS ENDED      --------------------------------------------------------------
                             SEPTEMBER 30, 1998      1997        1996          1995           1994         1993
                             ------------------   ----------   ----------   ----------   ----------   ----------
Fixed charges                 $        546,541    $  633,845   $  598,312   $  584,137   $  474,844   $  491,076
Preferred stock dividends               16,744        25,457       36,356       39,334       38,876       38,592
                              ----------------    ----------   ----------   ----------   ----------   ----------
Combined fixed charges and
  preferred stock dividends            563,285       659,302      634,668      623,471      513,720      529,668
Net income (loss)                     (244,887)      159,926      127,228       77,359       85,579       94,256
                              ----------------    ----------   ----------   ----------   ----------   ----------
    Total                     $        318,398    $  819,228   $  761,896   $  700,830   $  599,299   $  623,924
                              ================    ==========   ==========   ==========   ==========   ==========
Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends                             0.57:1        1.24:1       1.20:1       1.12:1       1.17:1       1.18:1
                              ================    ==========   ==========   ==========   ==========   ==========


(b) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (excluding CMO debt):

                                   NINE                              YEAR ENDED DECEMBER 31
                                MONTHS ENDED      --------------------------------------------------------------
                             SEPTEMBER 30, 1998      1997        1996          1995           1994         1993
                             ------------------   ----------   ----------   ----------   ----------   ----------
Fixed charges                 $        291,874    $  352,348   $  283,974   $  223,751   $  139,188   $   80,923
Preferred stock dividends               16,744        25,457       36,356       39,334       38,876       38,592
                              ----------------    ----------   ----------   ----------   ----------   ----------
Combined fixed charges and
  preferred stock dividends            308,618       377,805      320,330      263,085      178,064      119,515
Net income (loss)                     (244,887)      159,926      127,228       77,359       85,579       94,256
                              ----------------    ----------   ----------   ----------   ----------   ----------
    Total                     $         63,731    $  537,731   $  447,558   $  340,444   $  263,643   $  213,771
                              ================    ==========   ==========   ==========   ==========   ==========
Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends                             0.21:1        1.42:1       1.40:1       1.29:1       1.48:1       1.79:1
                              ================    ==========   ==========   ==========   ==========   ==========
